SEARS, ROEBUCK AND CO.
EXHIBIT 18

July 18, 2002

Sears, Roebuck and Co.
3333 Beverly Road
Hoffman Estates, Illinois

Board of Directors and Management:

At your request, we have read the description included in your Quarterly Report on Form 10-Q/A to the Securities and Exchange Commission for the quarter ended March 30, 2002, of the facts relating to your change in the method used to determine the allowance for uncollectible accounts. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the Company, that the accounting change described in your Form 10-Q/A is to an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of Sears, Roebuck and Co. and its consolidated subsidiaries as of any date or for any period subsequent to December 29, 2001. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q/A, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of Sears, Roebuck and Co. and its consolidated subsidiaries as of any date or for any period subsequent to December 29, 2001.

Yours truly,

/s/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP
Chicago, Illinois